16 August, 1996



Food Technology Service, Inc.
1801 Thonotosassa Road
Plant City
Florida  33566

Attention:   Mr. Sam Whitney
             Acting Chairman


Dear Sir:

Nordion International Inc. ("Nordion") agrees to pay and forward as per your request and on behalf of Food Technology Service, Inc. ("FTSI") the sums of $47,100.47 and $25,184.05 U.S., forming a total $72,284.52 U.S., respecting tangible personal property taxes (1995) and real estate taxes (1995) past due by FTSI to Polk County authority, Florida (made payable to Jack Fouts, Tax Collector).

In consideration of such payment of $72,284.52 U.S. FTSI agrees to sell and issue to Nordion 90,355 shares ($0.80 U.S. per share) in the common stock of FTSI.

If in agreement, please sign in the space provided below.

                                           Yours truly,
                                           NORDION INTERNATIONAL INC.



                                           by:
                                               ---------------------------------



The foregoing is acknowledged
and agreed this 19th day of
August, 1996

FOOD TECHNOLOGY SERVICE INC.,


by:
    --------------------------------------
    Acting Chairman of the Board and CEO